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                                                                      EXHIBIT 16
                                                                      ----------

                           Williams & Webster, P.S.
                       Bank of America Financial Center
                           601 Riverside, Suite 1940
                            Spokane, WA 99201-0611


July 14, 2000


Securities and Exchange Commission
450 Fifth Street SW
Washington, DC 20549

Re:  Paxton Mining Corporation
     Commission File Number 333-86331

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K/A dated as of June 15, 2000 and filed with the Commission on July 14, 2000.

Our independent auditor's report on the financial statements of Paxton Mining Corporation for the period ended June 30, 1999 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Paxton Mining Corporation on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the period ended June 30, 1999 nor any subsequent period prior to the date of the registrant's change of accountants.

Sincerely,
/s/ Williams & Webster, P.S.
Williams & Webster, P.S.

cc:  Wuersch & Gering, LLP